Exhibit 8.1

November 13, 2023

Toro Corp.
223 Christodoulou Chatzipavlou Street
Hawaii Royal Gardens
3036 Limassol, Cyprus.

Ladies and Gentlemen:

We have acted as your United States federal income tax counsel in connection with the filing of the Registration Statement on Form F-3 filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933 (the “Act”) on November 13, 2023, relating to common shares, preferred shares, debt securities, warrants, purchase contracts, rights and units that may be offered for sale (the “Registration Statement”). Based on the facts as set forth in the Registration Statement and your annual report on Form 20-F for the fiscal year ended December 31, 2022 (the “Annual Report”), which is incorporated by reference into the Registration Statement, and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Annual Report in the section entitled “Taxation”, we hereby confirm to you that, in our opinion, the statements of United States federal income tax law expressed in the Annual Report in the section entitled “Taxation” and incorporated by reference into the Registration Statement, are accurate in all material respects, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP